Exhibit 10(iii)

                                                               Schedule B-1
                            1997 RESTATEMENT OF
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                              NorthSTAR PLAN
I.   Objective

     The Northwestern Public Service Company NorthSTAR Plan ("Plan") is established to accomplish the following objectives: (1) to motivate and reward outstanding performance by Northwestern Public Service Company (the "Company") and its employees by providing additional compensation to eligible employees who influence the profitability of the Company; (2) to compare the Company's performance with a group of regional utilities; (3) to compare the Company's performance to established annual objectives; (4) to compare individual performance to established annual objectives; (5) to focus on stockholder and ratepayer interests and (6) to support long-term objectives by achieving short-term goals.

II.  Administration

     The Plan shall be administered by the Company. The Compensation Committee ("Committee") of the Company's Board of Directors ("Board"), shall have responsibility and authority with respect to the Plan, including the following: (1) approving performance measures, the measurement scale used, and the comparison utilities selected; (2) reviewing eligibility for Plan participation; (3) approving the size of the performance fund ("Performance Fund") and individual levels of award opportunities; and (4) reviewing and approving awards for all Executive Officers.

III. Eligibility for Participation

     Employees eligible to participate in the Plan are those full-time employees who have completed one year of service with the Company. To be eligible for an award, an employee must be employed with the Company on December 31st of the year for which the award is based, except as hereafter provided in Subsection (b).

     All Participants will be eligible to participate in the Plan for that calendar year unless any of the following circumstances occur:

     (a) The Participant at any time is discharged from employment with the Company for cause ("Cause"). "Cause" shall mean (i) a Participant's conviction of any criminal violation involving dishonesty, fraud, or breach of trust, or (ii) a Participant's willful engagement in any misconduct in the performance of his duty that materially injures the Company, or (iii) failure to adequately perform his duties; or

     (b) The Participant's employment with the Company has terminated for any reason other than death, permanent disability, or retirement on or after the age of sixty-five (65) years or such earlier date as the Board, in its discretion, shall designate. For the purposes of this Section, a Participant will be considered to terminate employment by reason of "permanent disability" if, in the determination of the Board, he is subject to a physical or mental condition which is expected to render the Participant unable to perform his usual duties or any comparable duties for the Company.

     In the event that an eligible Participant is not employed for an entire plan year, or for the first year of eligibility, his award shall be pro-rated to reflect the proportionate part of the plan year during which he was actually employed or eligible.

IV.  Determination of Performance Award Amounts

     (a) A Performance Award ("Award") shall be awarded under the Plan to each Participant, within the Range of Award Opportunities set forth on
Exhibit I attached hereto, based on performance for the applicable calendar year which shall be determined by reference to the measures of performance for that year and weighting as set forth on Exhibit II attached hereto and detailed as follows:

     (i)  Company Performance vs. Peer Utilities (50% weight)

          The Company will compare itself against peer utilities set forth on Exhibit II for (1) Change in Average Rates, defined as total retail revenues, divided by retail sales in kilowatt-hours, for electric operations, and total revenue from ultimate customers, divided by volume of gas sold to ultimate customers, for gas operations, and for (2) Change in Operating Expenses, defined as total operating expenses per unit of energy furnished to customers. The results of both electric and gas computations, in relation to a peer group, will be weighted in proportion to the Company's operating income from each source.

          The Company will rank itself percentile-wise against the peer utilities in terms of each of the above two measures. The average percentile ranking will determine the overall degree of achievement of peer-based goals and the degree to which this portion of the annual incentive is earned. If the average percentile ranking is fifty percent (50%), the target award level will be earned on the peer-based measures. If the Company ranks first among peers in terms of both measures (100th percentile), then the maximum award will be earned. If the average percentile ranking is twenty-five percent (25%), then the threshold award level will be earned with respect to the peer-based portion of the annual incentive. A ranking below the twenty-fifth percentile will eliminate this portion of the bonus.
     (ii) Company Performance vs. Annual Objective (25% Weight)

          Under this objective, Earnings Per Share, will be the primary earnings per share of the Company as it appears in the approved budget for the Company.

          Company management will develop a schedule for translating results of the objective into threshold, target and maximum achievement levels. This schedule must be approved by the Compensation Committee.

     (iii)     Performance vs. Individual Objectives (25% Weight)

          Each year, Participants will establish three or four major individual and department goals for review and approval by their supervisor and by the Chief Executive Officer. At the end of each year, Participants will provide to their supervisor and to the Chief Executive Officer an explanation regarding the degree to which each goal has been achieved. The supervisor and the Chief Executive Officer will review the Participant's explanations and will then determine the achievement level for each Participant.

     (b) At the end of each calendar year, percentages will be computed and totaled for each Participant for each of the Measures of Performance in
Exhibit II. Each Participant will receive an Award for the applicable calendar year equal to a percentage of his base salary as shown on Exhibit
I. Threshold is defined as a composite twenty-five percentage level, Target as a composite fifty percentage level, and Maximum as a composite one hundred percentage level.

     The total amount of all awards made to Participants shall not exceed seven percent (7%) of the Company's net after tax income for that year.

     (c) All Executive Officer Awards shall be reviewed, and must be approved, by the Compensation Committee. All Awards for other Company employees shall be reviewed, and must be approved, by the Chief Executive Officer of the Company.

     (d) Annual base salary adjustments, as appropriate, will continue to be made by the Company to individual employees predicated on merit, performance, cost-of-living and such other factors as the Company normally has considered without regard to Awards awarded under the Plan.

     (e) Awards shall be paid to each Participant in a single sum as promptly as practicable after approved.

V.   Participant's Death

     (a) In the event of the death of the Participant, any unpaid Award held for the Participant shall be paid as promptly as practicable in a single sum to the Participant's designated Beneficiary.

     (b) In the event the Participant has not designated a Beneficiary, or if no designated Beneficiary is living at the date of death of the Participant, the unpaid Award shall be paid as promptly as practicable in a single sum to the duly appointed executor or administrator of the Participant's estate.

     (c) For purposes of this Section, "Beneficiary" shall mean any individual, corporation, partnership, association, trust or unincorporated organization designated by a Participant in writing filed with the Company as the recipient of the Participant's Award in the event of the Participant's death prior to its payment. Such designation may be changed by the Participant at any time in writing filed with the Company without the consent of or notice to any Beneficiary previously designated.

VI.  Continuity of the Plan

     Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Board reserves the right to terminate the Plan in its entirety as of the end of any calendar year or other fiscal year of the Company or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any Awards previously awarded under the Plan.

VII. Miscellaneous Provisions

     (a) No Award payable under the Plan shall be subject in any manner to transfer, assignment, pledge, or hypothecation in any manner by operation of law or otherwise, other than by will or by the laws of descent and distribution nor be subject to execution, attachment or similar process.

     (b) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

     (c) The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Awards hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

     (d) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

     (e)  This Plan shall be governed by the laws of the State of South
Dakota.

     IN WITNESS WHEREOF, the Company has executed this revised and restated Annual Performance Incentive Plan as of the 6th day of May, 1997.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By   /s/ M. D. Lewis
                         ______________________________________
                         M. D. Lewis
                         Chairman, President & CEO


                    By______________________________________
                         Chairman
                         Nominating and Compensation Committee
                                 EXHIBIT I

                                May 6, 1997



                                        Range of Award Opportunities
                                            (% of Base Salary)

Position                            Threshold    Target  Maximum

Executive Corporate Officers        To be established annually by the
Nomination and Compensation         Committee     of the Board of
Directors.

Manager Level Employees                 5%        10%       15%

Salaried-Non Manager                  2.5%         5%      7.5%

Hourly                                  2%         4%       6%



                                EXHIBIT II

                                May 6, 1996

                          MEASURES OF PERFORMANCE


Performance will be measured in the following three ways for purposes of determining awards under the Plan, with weightings placed on each as indicated.

1.   Company performance vs. peer utilities* (50% weight)

2.   Company performance vs. annual objectives (25% weight)

3.   Individual performance vs. objectives (25% weight)




     * Peer Utility Companies

          Black Hills Corporation
          Interstate Energy
          Madison Gas & Electric Company
          MDU Resources Group, Inc.
          MidAmerican Energy Holdings Company
          Minnesota Power
          Otter Tail Power Company
          St. Joseph Light & Power Company
          Southern Indiana Gas & Electric Company
          WPS Resources

                                RESOLUTION

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                              NorthSTAR PLAN

                             1997 RESTATEMENT



     WHEREAS, the Board of Directors of Northwestern Public Service Company ("Company") did on February 1, 1989, adopt a Performance Incentive Plan (now known as the NorthSTAR Plan) which has been amended on May 3, 1989; May 31, 1990; May 1, 1991; February 2, 1994; May 3, 1995 and May 1, 1996;
and

     WHEREAS, the Board of Directors wishes to further revise and restate the Plan;

     NOW THEREFORE, the NorthSTAR Plan is further amended and restated, effective with the 1997 Plan year by adopting a revised Exhibit I and
Exhibit II, dated May 6, 1997.

     IN WITNESS WHEREOF, the Company has executed this Restatement of the NorthSTAR Plan as of the 6th day of May, 1997.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By   /s/ M. D. Lewis
                         ______________________________________
                         M. D. Lewis
                         Chairman, President & CEO



                    By______________________________________
                         Chairman
                         Nominating and Compensation Committee